NAKOMA MUTUAL FUNDS

                          525 Junction Road, Suite 8600
                            Madison, Wisconsin 53717


                                  May 22, 2006


Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

         RE:      NAKOMA MUTUAL FUNDS
                  REGISTRATION STATEMENT ON FORM N-1A (FILE NOS. 333-13239 AND 811-21865)

Ladies and Gentlemen:

         Pursuant to Rule 461 under the Securities Act of 1933, as amended, Nakoma Mutual Funds hereby respectfully requests that the effective date of the above referenced Registration Statement on Form N-1A be accelerated and that such Registration Statement be permitted to become effective at 3:00 p.m. Eastern Time on June 1, 2006, or as soon thereafter as possible.

                                      Very truly yours,

                                      Nakoma Mutual Funds



                                      By: /s/ Daniel Pickett
                                      --------------------------------------
                                      Name:    Daniel Pickett
                                      Title:   President

M1:1322162.02